                                                                     EXHIBIT 2.1

                FINAL AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE
                ------------------------------------------------

                            OF ALL CLAIMS AND DEMANDS
                            -------------------------


     This Agreement is entered into as of March 26, 1997 by and among John R. Kovalcik, Sr., John R. Kovalcik, Jr., James R. Kovalcik, Thomas M. Kovalcik and David E. Kovalcik (all of whom shall be collectively referred to as the "Kovalcik Parties"), Dolores Kovalcik, Alan Shafer, Lucy Shafer, Mary Ingraham, Seth Ingraham and Seth Ingraham, as Trustee and Natural Guardian for Addison Ingraham (collectively, the "Other Computerware Parties" and, together with the Kovalcik Parties, the "Computerware Shareholders"), Elcom International, Inc. ("Elcom"), Catalink Direct, Inc. ("CDI"), and Catalink Direct (Pennsylvania), Inc. ("CDI-PA") (Elcom, CDI and CDI-PA shall be collectively referred to as the "Elcom Parties"). Collectively, the Computerware Shareholders and the Elcom Parties shall be referred to as the "Parties."

     WHEREAS, the Parties desire to amend the terms of the Agreement and Plan of Merger dated as of February 6, 1995 (the "Merger Agreement"), by and among Elcom, CDI-PA, Computerware Business Trust, a Pennsylvania business trust (the "Trust"), and each of the Computerware Shareholders, in accordance with the terms set forth herein (with capitalized terms not defined herein having the meaning set forth therein);

     WHEREAS, the Merger Agreement provides for several calculations to be made to determine the amount of the Merger Proceeds which the Computerware Shareholders will receive under the terms of the Merger Agreement, denominated in Parent Common Shares, and the Parties have been discussing the amount of the proceeds (including any amounts relating to Parent's retention of the retail assets) to be paid to the Computerware Shareholders pursuant to the Merger Agreement ("the Merger Proceeds");

     WHEREAS, the Parties at this time desire to settle the amount of the Merger Proceeds which the Computerware Shareholders shall receive in full and final satisfaction of all of the current and any possible future adjustments, claims, disputes or otherwise; and

     WHEREAS, various disputes have arisen between one or more of the Elcom Parties on the one hand and one or more of the Kovalcik Parties on the other hand, including several lawsuits filed in the Court of Common Pleas of Bucks County, Pennsylvania, encaptioned ELCOM INTERNATIONAL, INC., ET AL. V. JOHN R. KOVALCIK, SR., ET AL., Civil Action No. 96004108-22-5, and ELCOM INTERNATIONAL, INC., ET AL. V. JOHN R. KOVALCIK, SR., ET AL., Civil Action No. 9701035-18-1 (collectively the "Litigation"), and the Parties hereto have decided to settle all Litigation, disputes and claims of whatever nature that have heretofore arisen or that may hereafter arise and the Elcom Parties and the Kovalcik Parties will agree to settle any and all Litigation, all on the terms herein contained and referred to as the "Settlement Agreement."

     NOW, THEREFORE, based on the foregoing mutual premises and other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, the Parties do hereby agree as follows:

     The Parties have agreed to enter into this Settlement Agreement in order to put to rest this dispute and to avoid further expense in connection with protracted and costly litigation; the Parties do not in any way acknowledge any unilateral or bilateral fault or liability; and the Parties have denied and continue to deny all charges of wrong-doing or liability whatsoever. Nothing contained in this Settlement Agreement, or in the attachments hereto, may be used or construed by any person as an admission of liability of any person by any of the Parties in any amount whatsoever, and neither this Settlement Agreement, nor any attachment hereto, nor the contents thereof shall be offered or received in evidence in any action or proceeding in any court, or other tribunal, as an admission or concession of liability or wrong-doing of any nature on the part of any of the Parties. Nothing contained in this Settlement Agreement, or the attachments hereto, may be used or construed by any person as an admission on the part of any of the Parties of any lack of merit of any actions related hereto.

     In the event that this Settlement Agreement does not become effective (under Section 16), it shall become null and void and have no further force and effect and this document as well as any and all copies and drafts shall be returned to Elcom immediately.

     1. FINAL DETERMINATION AND DISTRIBUTION OF MERGER PROCEEDS. The Parties hereby agree that this Settlement Agreement shall establish the total amount of the Merger Proceeds, or any other claims, adjustments or compensation, including for retail assets, arising out of or relating to any of the matters that are the subject of the Merger Agreement or this Settlement Agreement which the Computerware Shareholders or Elcom Parties will receive (or to which the Parties are entitled) and that there shall be no further adjustments to the amount of the Merger Proceeds, or any other claims, adjustments, payments or compensation of any type, including for retail assets, for indemnification matters or for any other reasons, under the terms of the Merger Agreement or otherwise arising out of or relating to any of the matters that are the subject of the Merger Agreement or this Settlement Agreement, except as specifically set forth herein.

     The Parties hereby agree that the total amount of the Merger Proceeds (including, without limitation, the Post-Closing Portion of the Merger Proceeds) which the Computerware Shareholders shall receive under the Merger Agreement shall be $4,808,261.63, consisting of 1,326,417 Parent Common Shares valued at $3.625 per share. Prior to the execution of this Agreement, the Kovalcik Parties confirm and Elcom represents that it has duly and validly issued to the Computerware Shareholders, or into the Escrow Fund in the names of the Computerware Shareholders, an aggregate of 1,326,417 Parent Common Shares, having an agreed-upon value of $3.625 per share and an aggregate value of $4,808,261.63. Since the aggregate value of the Parent Common Shares which have been issued to the Computerware Shareholders equals the amount of the Merger Proceeds which the Computerware Shareholders shall receive under the




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

terms of the Merger Agreement (as amended hereby), no further shares or other payments are due to the Elcom Parties or the Computerware Shareholders.

     The Parties agree that this provision shall serve as the Adjustment Notice required to be delivered to the Shareholders or to the Shareholders' Representative under Section 1.3.3 of the Merger Agreement, and otherwise satisfies all procedures set forth therein. Any term not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement. The Parties further agree to provide written notice to the Escrow Agent, in accordance with Section 1.4 of the Escrow Agreement, of the amount of Parent Common Shares to be delivered to each of the Shareholders out of the Escrow Fund.

     2. STOCK OPTIONS. Based on the Parties' mutual understandings as to, and difficulty in documenting, the attainment by CDI-PA of the Gross Profit Targets, as contemplated in the respective stock option agreements of Elcom dated February 6, 1995 with each of John R. Kovalcik, Sr., John R. Kovalcik, Jr., James R. Kovalcik, Thomas M. Kovalcik, David E. Kovalcik, Seth Ingraham and Alan Shafer, as amended (the "Option Agreements"), the Parties hereto agree that the stock options granted under said Option Agreements shall vest and become exercisable as follows: (i) to the extent of 60% of the total number of options granted under each of the respective Option Agreements as of March 15, 1996; and
(ii) to the extent of an additional 30% of the total number of options granted (whether vested or unvested) as of March 15, 1997; and (iii) the remaining 10% of the options granted under any of said Option Agreements (whether vested or unvested) shall thereafter vest and become exercisable on March 15, 1998. In all other respects, said Option Agreements shall remain in effect and unchanged.

     3. TERMINATION WITHOUT CAUSE. The Parties hereto agree to treat, and shall deem, the termination of employment of each of James R. Kovalcik, Thomas
M. Kovalcik and David E. Kovalcik by the Elcom Parties on May 29, 1996 as a termination "without cause" to determine the exercise period of the options granted to them under the respective Option Agreements applicable to such individuals. Elcom covenants and agrees that within twenty (20) days from the effective date of this Agreement, it shall provide a binding effective resolution from the 1995 Computerware Stock Option Committee under the Option Agreements for said individuals to confirm that all the options granted under the Option Agreements, once vested and exercisable, shall remain exercisable through February 5, 2005, the term of the Option Agreements.

     4. JOHN KOVALCIK, JR. MOVING EXPENSES. John Kovalcik, Jr. agrees to execute and deliver back to Elcom the Stock Option Agreement as of June 30, 1995 under Elcom's Stock Option Plan providing for the grant of an incentive stock option to acquire up to an aggregate of 25,000 shares of Common Stock (the "Additional Option"). Within five (5) business days following such execution and delivery, Elcom shall pay to John Kovalcik, Jr. an aggregate of $50,000.00 in full and final satisfaction of any amounts to be paid to John Kovalcik, Jr. for expenses associated with his relocations to and from the Boston area, as applicable.



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

     5. FUTURE OPTION EXERCISES. Notwithstanding any other provision of any stock option agreement between Elcom and any of the Computerware Shareholders (collectively the "Stock Option Agreements"), each of the Computerware Shareholders agrees and covenants that payment of the exercise price and withholding tax obligations upon any future exercises under the Stock Option Agreements shall be accomplished by the payment, in whole or in part, in cash (including by personal check or by way of a broker's cashless exercise program), or using already-owned shares of Common Stock of Elcom which that particular Computerware Shareholder has held on a continuous basis for at least six (6) months, and Elcom agrees that any such payment shall be appropriate under the respective Stock Option Agreement. Elcom agrees that any of the 1,326,417 Elcom Common Shares referred to in Section 1 hereof shall (to the extent allocated to the Kovalcik Party pursuant to the Merger Agreement or this Agreement) be deemed to be held continuously for six months in accordance with the previous sentence. Elcom further agrees that no "standing election" in respect of Section 16 of the Securities Exchange Act of 1934, as amended, or the regulations thereunder, shall be required in connection with any exercise pursuant to an Option Agreement. The Parties agree that the shares of Common Stock delivered on account of all or any part of the payment of the exercise price and/or withholding taxes under the Stock Option Agreements shall be valued at the closing price reported on the NASDAQ National Market System for the last trading day immediately prior to the date on which the Company receives such shares together with payment in full of such exercise price and, subject to the foregoing, withholding taxes and the properly completed exercise form and option agreement.

     6. THOMAS M. KOVALCIK AGREEMENT. Thomas M. Kovalcik hereby acknowledges, consents and agrees that, commencing as of February 6, 1995, he was employed under and pursuant to the Employment Agreement in the form attached hereto as Exhibit A, as amended hereby, and that he is and was subject to all of the terms and conditions of said Agreement, other than as amended hereby. On or before the close of business (5:00 p.m. EST) on March 28, 1997, Thomas M. Kovalcik may exercise up to 17% of his stock options in accordance with the Agreement of July 12, 1996 among Elcom and James R. Kovalcik, David E. Kovalcik and Thomas M. Kovalcik, by delivery of written notice to that effect to the Company. Such exercise will be deemed to occur for all purposes at $9.75 per share of common stock (including for purposes of determining the amount of tax owed and the value of shares used to pay the exercise price and/or withholding tax obligations). Said exercise shall be null and void if a valid notice of exercise, together with payment in full of the exercise price and all withholding tax obligations (including by way of "mature" stock certificates at said $9.75 value) has not been received by the Company on or before the close of business (5:00 p.m. EST) on Monday, March 31, 1997. Said exercise shall not be subject to the provisions of paragraph 10 below. For Thomas M. Kovalcik, after March 28, 1997, and for all other Kovalcik Parties, from the effective date hereof, any further exercise (or exercises) and payment of applicable withholding tax obligations may only be made with cash or with "mature" stock valued at then-current market values, in which case a then-currently dated stock certificate (or certificates) will be issued by the Company and any further exercises by any of the Kovalcik Parties shall be pursuant to this Agreement and not pursuant to said July 12, 1996 Agreement.



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

     7. RESTRICTIVE COVENANTS. In consideration of the resolution of the various disputes set forth herein, each of the Kovalcik Parties confirms and agrees to be bound by all of the restrictive covenants set forth on Exhibit B attached hereto and incorporated herein, as if each one of the Kovalcik Parties was the "Executive," and the Elcom Parties was the "Company," as therein contemplated. For purposes thereof, the respective dates of cessation of employment of the Kovalcik Parties with the Elcom Parties shall be deemed to be as follows: John R. Kovalcik, Sr. = November 10, 1995; John R. Kovalcik, Jr. = April 25, 1996 although his salary has continued to be paid through the date hereof and is to continue to be paid through May 9, 1998; and James R. Kovalcik, Thomas M. Kovalcik and David E. Kovalcik = May 29, 1996.

     8.   MUTUAL RELEASES:

     (a) ELCOM RELEASES: For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Elcom Parties, for and on behalf of itself, its successors, assigns, representatives and agents, does hereby release, discharge and absolve each of the Computerware Shareholders, his or her successors, assigns, representatives and agents (collectively, "Computerware Released Persons"), from any and all claims, charges, liabilities, obligations, actions, causes of action, fees, expenses, damages or other matters, whether at law or in equity, whether known or unknown, and whether accrued or to accrue, that any of the Elcom Parties has ever had, now has, may have or hereafter may acquire against the Computerware Released Persons or any of the Computerware Released Persons because of, arising out of, or in any way connected with any matter, event or occurrence whatsoever from the beginning of the world to the effective date hereof; including but not limited to, any claims asserted in or which could have been asserted in the Litigation; except as specifically set forth in Section 9 below.

     (b) COMPUTERWARE SHAREHOLDERS: For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Computerware Shareholders, for and on behalf of himself or herself individually, his or her successors, assigns, heirs, representatives and agents, does hereby release, discharge and absolve the Elcom Parties and each of their respective successors, predecessors, assigns, parents, subsidiaries, sister corporations, affiliates and divisions, together with its and their respective present and former agents, representatives, employees, officers, directors and stockholders (collectively, "Elcom Released Persons"), from any and all claims, charges, liabilities, obligations, actions, causes of action, fees, expenses, damages or other matters, whether at law or in equity, whether known or unknown, and whether accrued or to accrue, that any of the Computerware Shareholders has ever had, now has, may have or hereafter may acquire against the Elcom Released Persons or any of the Elcom Released Persons because of, arising out of, or in any way connected with any matter, event or occurrence whatsoever from the beginning of the world to the effective date hereof, including but not limited to, any claims asserted in or which could have been asserted in the Litigation, except as specifically set forth in Section 9 below.

     (c) LITIGATION DISMISSAL: The Parties shall instruct and authorize their respective legal counsel to execute and file a Stipulation of Dismissal With Prejudice which shall dismiss with prejudice the Litigation and the Kovalcik Parties' counterclaim(s) and provide that each Party shall bear its own court costs, litigation expenses and attorneys' fees in the Litigation. Said Stipulations of Dismissal With Prejudice shall be filed in the Court of Common Pleas of Bucks County, Pennsylvania, within two business days after the effective date of this Agreement.

     9. EXCEPTIONS TO MUTUAL RELEASES. Notwithstanding the foregoing releases contained in Section 8 hereof, said releases shall not abrogate, limit, interfere, restrict, amend or otherwise alter any of the undertakings, responsibilities, relationships, obligations or liabilities that any one or more of the Elcom Parties on the one hand and any one or more of the Computerware Shareholders on the other hand, had, have or may have with respect to each other under any of the following:

     (a)  This Settlement Agreement;

     (b)  The Merger Agreement as amended by this Settlement Agreement;

     (c) The Stock Option Agreements, and the related Stock Option plans, or Employment Agreements, in each case as amended by this Settlement Agreement, or any other binding written agreements entered into in connection with the Merger Agreement except to the extent the same are amended by this Settlement Agreement;

     (d) The Stipulation executed as of June 5, 1996, by counsel on behalf of the Elcom Parties and by counsel on behalf of the Kovalcik Parties;

     (e) The Agreement, effective as of July 12, 1996, among Elcom, James R. Kovalcik, David E. Kovalcik and Thomas M. Kovalcik, as amended hereby; and

     (f) With respect to the ongoing employment of Seth Ingraham and Alan Shafer by CDI-PA.



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     10.  RESTRICTIONS ON TRANSFER. None of the Kovalcik Parties shall sell, give, assign, transfer, hypothecate, pledge or otherwise dispose of (hereinafter "Sell," or a "Sale") any shares of Common Stock of Elcom (or options (including shares sold through a broker's "cashless exercise" program), warrants or rights with respect thereto) now or hereafter owned or borrowed by any of the Kovalcik Parties, including upon exercise of any of the Option Agreements (collectively, "Shares"), except in accordance with the requirements of Rule 144 and any other applicable requirements of law, or contract, and within the following amounts:

     (a) FIRST THREE MONTH PERIOD: During the first three months following March 14, 1997, none of the Kovalcik Parties may sell any Shares.

     (b) SECOND THREE MONTH PERIOD: During the period commencing on the date that is three months following March 14, 1997, and ending on the date that is six months following March 14, 1997, the Kovalcik Parties collectively shall be entitled to sell up to an aggregate of 1,500 Shares per trading day; provided, however, that in no event shall the Kovalcik Parties collectively be entitled to sell more than an aggregate of 30,000 Shares during any one month period.

     (c) THIRD THREE MONTH PERIOD: During the period commencing on the date that is six months following March 14, 1997, and ending on the date that is nine months following March 14, 1997, the Kovalcik Parties collectively shall be entitled to sell up to an aggregate of 5,000 Shares per trading day; provided, however, that in no event shall the Kovalcik Parties collectively be entitled to sell more than an aggregate of 100,000 Shares during any one month period.

     (d) AFTER THE THIRD THREE MONTH PERIOD: At any time following the date that is nine months following March 14, 1997, the Kovalcik Parties collectively shall be entitled to sell up to an aggregate of 10,000 Shares per trading day; provided, however, that in no event shall the Kovalcik Parties collectively be entitled to sell more than an aggregate of 200,000 Shares during any one month period.

     The Kovalcik Parties shall be entitled to make any such Sales only through one brokerage firm in any particular calendar month and each of the Kovalcik Parties shall instruct that brokerage firm to provide written reports by telecopy to Elcom by the close of business on Monday of each week of the amount and manner of sale of any Shares sold during the prior week, broken down on a daily basis. The Company shall be entitled to take whatever reasonable actions it deems appropriate to enforce the foregoing restrictions, including the issuance of "stop transfer" instructions to its transfer agent. Notwithstanding the foregoing, a transfer of Shares by any of the Kovalcik Parties to Elcom, including as payment of the exercise price or withholding tax obligations in connection with the exercise under the Option Agreements, shall not be considered a Sale for purposes of these limitations. Further, any of the Kovalcik Parties may apply to Elcom for Elcom's consent to the sale of any Shares in any transaction not effected through a market maker on the NASDAQ National Market System (including pursuant to any tender offer or exchange offer for Elcom Common Shares or any merger, consolidation or other sale of Elcom) or otherwise under Rule 144, including by way of example, a sale through the Kovalcik Parties' brokerage firm, to an identified third party, which consent shall not be unreasonably withheld, and none of such sales shall be considered a Sale for purposes of the above limitations. The Parties agree that it shall be reasonable for Elcom to withhold consent if, for example (and without limitation), it determines that such sale may have a negative impact on the market for its common stock. In addition, any Sale by any of the Kovalcik Parties in a registered public offering of Shares pursuant to their "piggy-back" registration rights, or in connection with their sale in a transaction subject to Section 12 below, shall not be considered a Sale subject to the limitations herein described.

     If Elcom is reorganized, consolidated or merged with another company and Elcom is not the surviving company, or if 50% or more of the shares of the capital stock of Elcom which are then issued and outstanding are purchased by a single person (as the word "person" is defined in Section 7701(a)(1) of the Code), or if all or substantially all of the assets are acquired by any such person requiring the vote of stockholders of the Company (an "Asset Sale"), the restrictions on transfer shall not apply.

     11. REGISTRATION RIGHTS. The Parties hereto acknowledge and confirm that the Kovalcik Parties shall continue to have the "piggy-back" registration rights on and subject to the terms and conditions contained in Article 5 of the Computerware Stockholders Agreement dated as of February 6, 1995. In consideration therefor and the other provisions herein, each of the Kovalcik Parties hereby covenants and agrees that, as a condition of participation in such "piggyback" registration rights, he will, at the request of an underwriter, promptly execute and deliver to Elcom, in connection with any registered public offering that includes shares of common stock of Elcom, the same form of "lock-up" agreement that the underwriters in any such offering are requesting to be signed by any selling stockholders.

     12.  Tag Along Rights.
          ----------------

     (a) At any time prior to the second anniversary of the effective date of this Agreement that Robert J. Crowell ("RJC") shall have received a bona fide offer ("Purchase Offer") and RJC intends to sell for value shares of Common Stock of Elcom having a then fair market value of at least $1 million ($1,000,000) in any one transaction or series of related transactions, to any Person that is not then an Affiliate (as those terms are hereinafter defined) of RJC (hereinafter, an "Applicable RJC Transfer"), then RJC shall give Elcom and the Kovalcik Parties at least fifteen (15) days advance written notice at the address set forth on Exhibit C hereto (hereinafter called a "Tag-Along Notice"):



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

          (i) Attaching a copy of the Purchase Offer, identifying the offeror thereof, and the aggregate number of shares of Common Stock of Elcom ("Company Stock") to be sold by RJC (the "RJC Sale Amount"), and stating RJC's desire to sell such shares of Company Stock to such offeror at the price per share (hereinafter called the "Purchase Price") and on the terms (hereinafter called the "Purchase Terms") set forth in the Purchase Offer including the time and place for the consummation ("Closing") of the sale of the RJC Sale Amount; and

          (ii) Stating that the Kovalcik Parties shall have the right to participate in such sale by selling their Tag-Along Pro Rata Amount (as hereinafter defined) at the Purchase Price and on the Purchase Terms, including the Closing.

     (b) For a period of ten (10) days after the giving of the Tag-Along Notice, if permitted by law, each of the Kovalcik Parties shall have the right exercisable by written notice to RJC and Elcom, to sell at the Closing up to the Tag-Along Pro Rata Amount (as hereinafter defined) to the Person making the Purchase Offer at the Purchase Price and on the Purchase Terms.

     (c) For purposes of this Agreement, the Tag-Along Pro Rata Amount for each of the Kovalcik Parties shall be equal to (i) the total number of shares of the Company Stock proposed to be sold to the Person making the Purchase Offer, multiplied by (ii) a fraction, the numerator of which is the aggregate number of shares of Company Stock owned of record by such Kovalcik Party, and the denominator of which is the aggregate total of (x) all of the shares of Company Stock owned of record by RJC, plus (y) all of the shares of Company Stock owned of record by all of the Kovalcik Parties. At the Closing, the Kovalcik Parties desiring to exercise their Tag-Along rights hereunder and who have properly given notice thereof under Section 12 (b) shall be required to make the deliveries in connection with the sale of their Shares hereunder that are otherwise provided for in Section 12 (d) hereof.

     (d)  If a purchase and sale obligation arises under the provisions of this
          Section 12, then upon consummation of the sale by any of the Kovalcik Parties pursuant to their Tag-Along rights, each respective Kovalcik Party selling Shares shall be required to make the deliveries hereinbelow specified at the Closing:

          (i) Certificates representing the shares of Company Stock which are being sold and purchased, which certificates shall be duly endorsed in blank and accompanied by stock powers endorsed in blank with signatures guaranteed and otherwise in proper form for transfer; and

          (ii) Representations and warranties of such Kovalcik Party to the effect that (a) such Person is the record and beneficial owner of the shares of Company Stock being sold and purchased, has good and marketable title thereto and the absolute right to transfer same, and upon transfer, the shares of Company Stock will be free and clear of all claims, liens, pledges, restrictions or encumbrances of any nature whatsoever, and (b) such Person has full power and capacity to perform the terms of this Agreement and any other agreement relating to such sale and purchase.

     (e) Notwithstanding the foregoing, this Section 12 shall not apply to any merger or consolidation of Elcom with or into another Person or a sale of all or substantially all of the assets of Elcom followed by a dissolution, provided that all shares of Company Stock are treated the same in such transaction. Further, this Section 12 shall not apply to any Applicable RJC Transfer that is for estate planning or charitable purposes and not for the purpose of liquefying RJC's investment in such shares. This Section 12 shall terminate and shall be of no further force and effect on the date that is the second anniversary of the effective date of this Agreement.

     (f) For purposes hereof, an Affiliate of a Person shall mean (a) Elcom or the Affiliates of Elcom, (b) the parents, siblings, spouse or issue (including, without limitation, adopted issue) of the Person or a trust or partnership for the exclusive benefit of any one or more of that Person, his (or her) parents, siblings, spouse or issue, and (c) any Person which is controlling, controlled by or under common control with any such Person. "Person" shall mean an individual, trust, corporation, partnership, joint venture, or other entity.

     13. CONFIDENTIALITY. Subject to applicable law, regulation, or legal process, the Parties hereto agree not to disclose or discuss any of the underlying allegations, facts or circumstances relating in any way to the Litigation or any of the other matters contemplated herein with any other Person except their respective spouses, legal counsel, or financial advisor as needed, and under terms of strict confidentiality, and except for the dissemination by Elcom of a press release, substantially in the form as attached hereto as Exhibit D which has been approved by the Kovalcik Parties, and any conforming description in Elcom's filings with the Securities and Exchange Commission, to which this Agreement may be appended. Specifically, the Kovalcik Parties agree to hold in the strictest confidence and shall not disclose to any Person under any circumstances any employee related information, including, without limitation, information regarding Robert Curry, an ex-employee of CDI-PA. Each of the Parties agree that they will take reasonable steps to see that neither their spouses, immediate family members, or their other advisers disclose or discuss any of the underlying allegations, facts or circumstances relating in any way to the Litigation or any of the other matters contemplated herein with any other person or entity. Within five (5) business days after the effective date of this Settlement Agreement, the Kovalcik Parties shall deliver to the Elcom Parties copies of all documents produced or transmitted by the Elcom Parties to any of the Kovalcik Parties or their agents or representatives in connection with the Litigation. It is further agreed that if any of the Parties fail to comply with any of the covenants contained in this paragraph, such failure shall constitute a breach of this Agreement. If such breach occurs, any non-breaching party may seek enforcement of this paragraph against any breaching party by any method of judicial enforcement and may elect to seek either compensatory damages, or liquidated damages in the amount of $10,000.00. In addition, the non-breaching party is entitled to an award of attorney's fees, all court costs, and other expenses related to any enforcement of this paragraph.

     14. REPRESENTATIONS AND WARRANTIES. The Parties hereto agree and warrant to, and with each other, as follows: (a) they have each made such investigations of the facts pertaining to this Agreement, and to all matters pertaining thereto as they deem necessary; (b) the terms of this Agreement are contractual and the result of negotiation among them; and (c) this Agreement has been carefully read, and the contents hereof are known and understood by them and it is signed freely by each Person executing this Agreement after consultations with their legal and other advisers, and each Person executing this Agreement in a representative capacity is empowered to do so.

     15. ENFORCEMENT; GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles, these transactions bearing a reasonable relation to said Commonwealth. Any breach of this Agreement may be enforced by any method of judicial enforcement, including but not limited to application to the Court of Common Pleas of Bucks County, Pennsylvania for immediate injunctive relief.

     16. COUNTERPARTS; EFFECTIVENESS; FURTHER ASSURANCES. This Agreement may be executed in any number of separate counterparts by the Parties, but no counterpart need be executed by more than one party. This Agreement may also be executed by facsimile signatures which shall be binding on and against the party so executing this Agreement. Any such party executing this Agreement shall, and hereby covenants, to execute and deliver the original signatures within ten (10) days, as described below. Each counterpart, when so executed and delivered, shall be an original, and all counterparts together shall constitute one and the same instrument. This Agreement shall only become effective as of March 26, 1997, if at all, when executed copies, signed by all Parties hereto have been delivered and are in the physical possession of Howard D. Scher, Esquire. March 26, 1997, except as otherwise noted in paragraph 10, shall be considered the effective date hereof. The Parties agree to take any and all reasonable actions and use their respective best efforts including execution and delivery of any




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

additional documents, as may be necessary or helpful in finalizing each of the covenants contemplated by this Agreement.


              [THE REST OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the effective day herein contained.


ELCOM INTERNATIONAL, INC.                    /s/ John R. Kovalcik, Sr.
                                             -------------------------------
                                             JOHN R. KOVALCIK, SR.

By:    /s/ Robert J. Crowell                 /s/ John R. Kovalcik, Jr.
       ---------------------------           -------------------------------
Title: Chief Executive Officer               JOHN R. KOVALCIK, JR.

                                             /s/ James R. Kovalcik
                                             -------------------------------
                                             JAMES R. KOVALCIK
CATALINK DIRECT, INC.
                                             /s/ Thomas M. Kovalcik
By:    /s/ Robert J. Crowell                 -------------------------------
       ---------------------------           THOMAS M. KOVALCIK
Title: Chairman
                                             /s/ David E. Kovalcik
                                             -------------------------------
                                             DAVID E. KOVALCIK

CATALINK DIRECT (PENNSYLVANIA), INC.         /s/ Dolores M. Kovalcik
                                             -------------------------------
By:    /s/ Robert J. Crowell                 DOLORES M. KOVALCIK
       ---------------------------
Title: Chairman                              /s/ Alan M. Shafer
                                             -------------------------------
                                             ALAN M. SHAFER

                                             /s/ Lucy Shafer
                                             -------------------------------
                                             LUCY SHAFER

                                             /s/ Seth Ingraham
                                             -------------------------------
                                             SETH INGRAHAM
                                             (INDIVIDUALLY)

                                             /s/ Seth Ingraham
                                             -------------------------------
                                             SETH INGRAHAM AS TRUSTEE
                                             AND NATURAL GUARDIAN FOR
                                             ADDISON INGRAHAM

                                             /s/ Mary Ingraham
                                             -------------------------------
                                             MARY INGRAHAM





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